Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

SIDUS SPACE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of each Class of Securities to be Registered	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, $0.0001 par value	-	-	$17,250,000	$1,900.95
Pre-funded Warrants	-	-	Included above	-
Representative’s Warrants (4)	-	-	-	-
Class A Common Stock underlying Pre-funded Warrants	-	-	Included above	-
Class A Common Stock underlying Representative’s Warrants (5)			$646,875	$71.29

Registration Fee Previously Paid				-
Registration Fee Paid Herewith				$1,972.24

(1)	The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes shares of Class A common stock, that are issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares.

(3)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)	No registration fee required pursuant to Rule 457(g).

(5)	We have agreed to issue to the representative of the underwriters warrants to purchase shares of common stock representing up to 3% of the Class A common stock and pre-funded warrants issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the Class A common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $646,875, which is equal to 125% of $517,500 (3% of $17,250,000).